Exhibit 12

Statement of Computation of Ratio of Earnings to Fixed Charges
Omnicare, Inc. and Subsidiary Companies
(in thousands, except ratio)

	For the three months ended March 31,
	2013		2012
Income before income taxes (2)	$88,688		$93,996
Add fixed charges:
Interest expense	22,624		23,011
Amortization of discount on convertible notes (1)	6,069		6,350
Amortization of debt issuance expense	964		1,501
Interest expense-special items (2)	—		—
Interest portion of rent expense	4,279		4,644
Adjusted income	$122,624		$129,502
Fixed charges:
Interest expense	$22,624		$23,011
Amortization of discount on convertible notes (1)	6,069		6,350
Amortization of debt issuance expense	964		1,501
Interest expense-special items (2)	—		—
Interest portion of rent expense	4,279		4,644
Fixed charges	$33,936		$35,506
Ratio of earnings to fixed charges(3)	3.6	x	3.6	x

(1)	See the “Debt” note of the Notes to Consolidated Financial Statements.

(2)
Certain of the Company’s debt agreements and indentures provide for the exclusion of various special charges from applicable financial covenant coverage calculations.  The following listing of charges, which are included in the Company’s income from continuing operations before income taxes, includes certain of these excludable charges (in thousands):

	For the three months ended March 31,
	2013	2012
Settlement, litigation and other related charges (a)	$22,619	$7,203
Other charges (b)	4,006	11,512
Total - non-interest expense special items	$26,625	$18,715
Interest expense special items (c)	$—	$—
(a) See further discussion at the "Commitment and Contingencies" note of the Notes to the Consolidated Financial Statements.
(b) See further discussion at the "Other Charges" caption of the "Significant Accounting Policies" note of the Notes to the Consolidated Financial Statements.
(c) See the "Debt" note of the Notes to the Consolidated Financial Statements.

(3)
The ratio of earnings to fixed charges has been computed by adding income before income taxes and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges.  Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.